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                                                                     Exhibit 4.6

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                      ------------------------------------


          AGREEMENT, made as of the 13th day of February 1996, by and between AgriBioTech, Inc., a Nevada corporation having its principal executive offices at 2700 Sunset Road, Suite C-25, Las Vegas, NV 89120 (the "Grantor"), and Henry Ingalls, with an address c/o the Grantor at 2700 Sunset Road, Suite C-25, Las Vegas, NV 89120 (the "Optionee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, Optionee has agreed to join the employ of Grantor; and

          WHEREAS, Grantor desires to maximize the incentive of Optionee to exert Optionee's utmost efforts to improve the business of the Grantor.

          NOW, THEREFORE, in consideration of the Optionee's service to the Grantor, and for other good and valuable consideration, the Grantor hereby grants to the Optionee options to purchase common stock of the Grantor, $.001 par value ("Common Stock"), on the following terms and conditions:

          1.   Option.
               ------

          The Grantor hereby grants to the Optionee a non-qualified stock option (not qualified as described in Section 422 of the Internal Revenue Code of 1986, as amended, the "Code") to purchase, prior to 5:00 p.m. Las Vegas time on February 12, 2006, as set forth in Paragraph 3 hereof, up to an aggregate of 1,250,000 fully paid and non-assessable shares of Common Stock (the "Shares"), subject to the terms and conditions set forth below.

          2.   Purchase Price.
               --------------

          The purchase price shall be $2.12 per Share. The Grantor shall pay all original issue or transfer taxes on the exercise of this option and all other fees and expenses necessarily incurred by the Grantor in connection herewith.

          3.   Exercise of Option.
               ------------------

          (a) The options granted hereby shall vest with respect to Shares as follows: 250,000 on each April 3, commencing in 1996 and continuing until fully vested in 2000. Notwithstanding anything to the contrary contained in this instrument, if the Optionee tenders solely cash in payment of the exercise price, the options for which payment is tendered shall immediately vest. In addition, in the event of any of the following material changes in control of the Grantor, this option shall immediately vest in full:

               (i) Approval by the Grantor's shareholders of (x) a merger or consolidation in which the Grantor is not the surviving corporation and/or which results in any reclassification or reorganization of the then outstanding Common Stock, (y) a sale of all or substantially all of the Grantor's assets or capital stock or (z) a plan of liquidation or dissolution of Grantor;

               (ii) the first purchase of the Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company) affecting at least 25% of the Common Stock or any other sale of at least 25% of the Common Stock to a person or group of persons who are not officers, directors or 5% shareholders of the Grantor on the date hereof;

               (iii) Johnny R. Thomas is not elected to the Board of Directors or is no longer the chief executive officer of the Grantor; or
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               (iv) Any other material change in ownership or management of the
Corporation after which (x) the Optionee is terminated or (y) in the sole determination of the Optionee, there is a significant change in the Optionee's duties, responsibilities, principal location of employment, or compensation.

          (b) In addition, for a period of one (1) year following any change of control or management, described in (a) above, the Optionee shall have the option of terminating this Agreement without justification and, in such event, he will be immediately vested with respect to the options which would otherwise become vested on the April 3 following such termination.

          (c) As to any vested options, the Optionee shall notify the Grantor in writing in person, by overnight courier or by registered or certified mail, return receipt requested, addressed to its principal office, as to the number of Shares which Optionee desires to purchase under the option herein granted, which notice shall be accompanied by payment (by cash, certified check, promissory notes or shares of Common Stock then owned by Optionee valued at the closing sale price on the day preceding such tender) of the exercise price therefor as specified in Paragraph 2 above. As soon as practicable thereafter, the Grantor shall cause to be delivered to the Optionee certificates issued in the Optionee's name evidencing the Shares purchased by the Optionee.

          (d) Pursuant to the Optionee's Employment Agreement with the Grantor, dated as of February 13, 1996, and for so long as such Employment Agreement is in force, the Optionee shall have the following "stock depreciation rights" after the exercise of options hereunder:

               (i) at the end of the six-month period following the date of exercise during which the Optionee is subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended, if the market price has declined from the date of exercise, the Grantor shall pay to the Optionee the difference between the aggregate market price of the Shares purchased on the date of exercise and the aggregate market price of such Shares on the day following the end of the six-month period; and

               (ii) if, upon sale, the Optionee is subject to taxes on the proceeds at a rate higher than the capital gains rate, then the Grantor shall pay to the Optionee the difference between the taxes paid and the taxes that would have been paid if the capital gains rate had been applied.

          4.   Option Conditioned On Continued Service.
               ---------------------------------------

          (a) If the employment of the Optionee shall be terminated for cause, or if the Optionee leaves such employment voluntarily, the option granted to the Optionee hereunder shall expire immediately upon such termination. If such employment shall terminate otherwise than by reason of death, disability, for cause or voluntary termination, such option may be exercised at any time within three (3) months after such termination, subject to the provisions of subparagraph (d) of this Paragraph 4.

          (b) If the Optionee dies (i) while employed by the Grantor or a subsidiary or parent corporation, or (ii) within three (3) months after the termination of Optionee's employment other than voluntarily by the Optionee or for cause, such option, subject to the provisions of subparagraph (d) of this Paragraph 4, may be exercised by a legatee or legatees of such option under the Optionee's last will or by Optionee's personal representatives or distributees at any time within one (1) year after Optionee's death.

          (c) If the Optionee becomes disabled within the definition of Section 22(e)(3) of the Code while employed by the Grantor or a subsidiary or parent corporation, such option, subject to the provisions of subparagraph (d) of this

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Paragraph 4, may be exercised at any time within one (1) year after the termination of employment due to disability.

          (d) An option may not be exercised pursuant to this Paragraph 4 except
(i) to the extent that the Optionee was entitled to exercise the option, or any part thereof, at the time of termination of employment or death, or (ii) if the Optionee's employment is terminated by the Grantor without cause, the options with respect to which the Optionee would otherwise become vested on the next April 3 will immediately vest; and (iii) in any event the option may not be exercised after the original expiration date of the option.

          5.   Divisibility and Non-Assignability of the Option.
               ------------------------------------------------

          (a) The Optionee may exercise the option herein granted from time to time subject to the provisions of Section 3 above with respect to any whole number of Shares included therein, but in no event may an option be exercised as to less than one thousand (1000) Shares at any one time, except for the remaining Shares covered by the option if less than one thousand (1000).

          (b) The Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the options herein granted or any interest therein, and the options herein granted, or any of them, shall be exercisable only by the Optionee or its legal successors.

          6.   Stock as Investment.
               -------------------

          By accepting this option, the Optionee agrees that any and all Shares purchased hereunder shall be acquired for investment purposes only and not for sale or distribution, and upon the issuance of any or all of the Shares issuable under the option granted hereunder, the Optionee shall deliver to the Grantor a representation in writing, that such Shares are being acquired in good faith for investment purposes only and not for sale or distribution. Grantor may place a "stop transfer" order with respect to such Shares with its transfer agent and place an appropriate restrictive legend on the stock certificate(s) evidencing such Shares.

          7.   Restriction on Issuance of Shares.
               ---------------------------------

          The Grantor shall not be required to issue or deliver any certificate for Shares purchased upon the exercise of any option granted hereunder unless
(a) the issuance of such Shares has been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or counsel to the Grantor shall have given an opinion that such registration is not required;
(b) approval, to the extent required, shall have been obtained from any state regulatory body having jurisdiction thereof; and (c) permission for the listing of such Shares, if required, shall have been given by NASDAQ and any national securities exchange on which the Common Stock of the Grantor is at the time of issuance listed.

          8.   Adjustments Upon Changes in Capitalization.
               -------------------------------------------

          (a) In the event of changes in the outstanding Common Stock of the Grantor by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations, or liquidations, the number and class of Shares as to which the option may be exercised shall be correspondingly adjusted by the Grantor. No adjustment shall be made with respect to stock dividends or splits which do not exceed 10% in any fiscal year, cash dividends or the issuance to shareholders of the Grantor of rights to subscribe for additional Common Stock or other securities.

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          (b)  Any adjustment in the number of Shares shall apply
proportionately to only the unexercised portion of the option granted hereunder. If fractions of a Share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of Shares so long as such increase does not result in the holder of the option being deemed to own more than 5% of the total combined voting power or value of all classes of stock of the Grantor or its subsidiaries.

          9.   No Rights in Option Stock.
               -------------------------

          Optionee shall have no rights as a shareholder in respect of Shares as to which the option granted hereunder shall not have been exercised and payment made as herein provided.

          10.  Effect Upon Employment.
               ----------------------

          This Agreement does not give the Optionee any right to continued employment by the Grantor.

          11.  Binding Effect.
               --------------

          Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

          12.  Miscellaneous.
               -------------

          This Agreement shall be construed under the laws of the State of Nevada applied to agreements made and to be performed entirely within such State. Headings have been included herein for convenience of reference only and shall not be deemed a part of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                  AGRIBIOTECH, INC.


                                  By: /s/ Johnny R. Thomas
                                     ---------------------------
                                     Johnny R. Thomas, President
                                     and Chief Executive Officer


                                  ACCEPTED AND AGREED TO:

                                     /s/ Henry Ingalls
                                  ---------------------------
                                        Henry Ingalls

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